List of Subsidiaries
1.Lafayette Square SBIC GP, LLC
2.Lafayette Square SBIC, LP
3.LS BDC Holdings, LLC
4.LS BDC Holdings (DN), LLC
5.LS BDC Holdings (NGCF), LLC